Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (Media)

Associate Director, PR & Advocacy

Phone (610) 321-2358

Robert A. Doody Jr. (Investors)

Assistant Director, Investor Relations

Phone (610) 321-6290

VIROPHARMA PROVIDES UPDATE ON INDUSTRIAL SCALE SUPPLEMENT FOR

CINRYZE® (C1 ESTERASE INHIBITOR [HUMAN])

EXTON, Pa., February 7, 2012 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the U.S Food and Drug Administration (FDA) issued a complete response letter regarding Cinryze® (C1 Esterase Inhibitor [Human]) industrial scale manufacturing expansion activities. Specifically, the FDA has three comments related to a portion of the cleaning validation for industrial scale manufacturing, of which only one requires additional unplanned activity. The company expects that the additional activity required to address this comment can be completed in a short time frame. The FDA also noted that it has not yet completed the review of ViroPharma’s January 2012 updated responses to observations specific to the September 2011 inspection of the Amsterdam facility. There are no remaining technical comments posed by FDA in the complete response letter. The company intends to provide an update to shareholders on specific timing of resubmission and expected action dates during the 2011 Financial Results conference call to be held later this month.

“We and our partner Sanquin will begin working immediately to respond to the FDA as expeditiously as possible,” said Robert Pietrusko, ViroPharma’s vice president, global regulatory affairs and quality. “We remain confident in our ability to gain approval of the industrial scale manufacturing of Cinryze in 2012.”

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. In the EU, the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site. Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials. No drug-related serious adverse events (SAEs) were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States.

For more information on HAE, visit U.S. HAE Association’s website at www.haea.org, the HAEi’s (International Patient Organization for C1 Inhibitor Deficiencies) website at http://www.haei.org/

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, and adrenal insufficiency; and recurrent C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including without limitation statements related to the timing and outcome of the FDA review of our manufacturing supplement for Cinryze utilizing a larger scale manufacturing process. Our ability to respond to the questions raised by the FDA may exceed the timeframe we currently anticipate and we can not assure that we will be capable of generating the data requested by the FDA. In addition, the FDA may request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the periods ended March 30, 2011, June 30, 2011 and September 30, 2011 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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